Exhibit 3.1

AMERICAN BAR ASSOCIATION MEMBERS/NORTHERN TRUST

COLLECTIVE TRUST

TENTH AMENDED AND RESTATED FUND DECLARATION

STABLE ASSET RETURN FUND

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, as amended and restated effective July 1, 2010 (the “Declaration of Trust”), which authorizes Northern Trust Investments, N.A., as trustee (the “Trustee”) of the American Bar Association Members/Northern Trust Collective Trust (the “Collective Trust”), to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of December 8, 2010, the Trustee hereby amends and restates the Fund Declaration dated July 1, 2010 of the Stable Asset Return Fund, an investment fund established under the Collective Trust (the “Fund”). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Declaration of Trust.

1. Investment Objective. The investment objective of the Fund is to provide current income consistent with the preservation of principal and liquidity.

2. Investment Guidelines and Restrictions. The assets of the Fund shall be normally invested and reinvested in (a) so-called traditional investment contracts (“Traditional Investment Contracts”) pursuant to which the issuer of such contract (an insurance company, bank or other financial institution) agrees to pay stated interest over its term and repay principal at the end of its term (all such Traditional Investment Contracts shall be benefit responsive, meaning that they are responsive to qualifying withdrawal, transfer and benefit payment requests (“Benefit Responsive Withdrawals”) at book value and shall satisfy any other conditions as may be required so that each such contract can be accounted for and valued at book value under generally accepted accounting principles); (b) Synthetic GICs and associated underlying assets, which are arrangements comprised of investments in underlying fixed income debt securities (the “Underlying Securities”) and a separate contract (a “Benefit Responsive Contract”) issued by an insurance company, bank or other financial institution (a “Benefit Responsive Provider”) that allows the Fund to account for and value the Underlying Securities at book value and permits such Underlying Securities to be credited with interest at a rate agreed to with the Benefit Responsive Provider (which rate is adjusted periodically, but not below zero, to reflect the difference between book value and fair market value of the Underlying Securities) for purposes of permitting the contract to be accounted for and valued at book value under generally accepted accounting principles; and (c) other high quality fixed income instruments (collectively, “Short-term Investment Products”), including, but not limited to, notes, bonds and similar debt instruments of corporations, commercial paper, certificates of deposit and time deposits bankers’ acceptances, U.S. dollar-denominated instruments issued by foreign banks, foreign branches of U.S. banks, foreign governments, their political subdivisions, governmental authorities, agencies, instrumentalities, and supranational organizations, asset-backed securities, master notes and promissory notes, funding agreements, variable and indexed interest notes and repurchase agreements, and contracts to purchase securities on a “when-issued” basis.

The Fund also may invest in obligations of the United States and the agencies and instrumentalities thereof (“U.S. Government Obligations”), including bills and notes issued by the U.S. Department of the Treasury and securities issued by agencies of the U.S. government, such as the Farmers Home Administration, the Export-Import Bank of the United States, the Small Business Administration, the Government National Mortgage Association, the General Services Administration and the Maritime Administration.

All the investments of the Fund may be made directly by the Fund or indirectly through its investment in other collective investment funds maintained by one or more banks, including those of the Trustee, so long as such collective investment funds have investment guidelines and restrictions substantially similar to those described herein.

The Fund may maintain a “liquidity buffer” to fund participant withdrawal, transfer and benefit payments prior to liquidating any less liquid or longer-dated fixed income investments that might otherwise need to be sold at prices other than their contract values in order to satisfy Benefit Responsive Withdrawals. The NTGI Collective Government Short-Term Investment Fund, or a comparable third-party collective fund may be utilized to provide the necessary “liquidity buffer” for the Fund.

Investments in Short-Term Investment Products that consist of individual securities, other than U.S. Government Obligations, must at the time of purchase be (a) rated or issued by issuers that rated in one of the two highest rating categories applicable to corporate bonds (including the subcategories within such rating categories) by at least two nationally recognized statistical rating organizations (“NRSROs”), at least one of which must be Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Corporation (“S&P”), (b) rated in the highest rating category applicable to commercial paper by at least two NRSROs, at least one of which must be Moody’s or S&P, or (c) if unrated, issued or guaranteed by an issuer that has other comparable outstanding instruments that are so rated or is itself rated in one of the two highest rating categories (including the subcategories within such rating categories) by at least two NRSROs, at least one of which must be Moody’s or S&P. For purposes of this restriction, an investment in a repurchase agreement will be considered to be an investment in the securities that are subject to the repurchase agreement.

The Fund will not invest in any Traditional Investment Contract unless, at the time of purchase, the Investment Contract or issuer is rated in one of the two highest rating categories (including the sub-categories within such rating categories) by at least two NRSROs, at least one of which must be S&P or Moody’s. The Fund will not invest in any Underlying Security, that would cause the weighted average credit quality of the Fund’s portfolio to fall below the credit quality standards as described in the immediately prior paragraph. With respect to Benefit Responsive Providers, the Fund will not be subject to the credit quality standards described above; however the Fund will not enter into a Benefit Responsive Contract with any Benefit Responsive Provider unless, at that time, such Benefit Responsive Provider is rated at least A3/A- by at least one NRSRO.

Except for Traditional Investment Contracts and U.S. Government Obligations, the Fund shall not invest more than 5% of its assets in securities of a single issuer, determined at the time of purchase. For purposes of this 5% limitation, investments in collective investment funds are considered to be investments in the underlying securities held by such collective investment funds, and investments in repurchase agreements are considered to be investments in the securities that are the subject of such repurchase agreements. Other than Traditional Investment Contracts, the Fund shall not invest more than 10% of its net assets in illiquid securities, including repurchase agreements with maturities of greater than seven days or portfolio securities that are not readily marketable or redeemable, in each case determined at the time of purchase. The proportion of the assets of the Fund invested in Traditional Investment Contracts of any one insurance company, bank, or other financial institution generally may not be greater than 15% of the aggregate value of Traditional Investment Contracts included in the Fund’s portfolio, and in no event greater than 20%, in each case determined at the time of purchase. These requirements do not apply to the Benefit Responsive Providers under Synthetic GIC arrangements.

The Trustee may invest all or any portion of the assets of the Fund in accordance with Section 3.03(c) of the Declaration of Trust.

It is the intention of the Trustee not to cause the Fund to invest in derivative instruments, except to the extent set forth herein or in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued (the “Prospectus”). The Trustee may in the future modify such investment policy as it relates to the Fund.

The Fund will not, except as otherwise contemplated by the Prospectus:

(a) trade in foreign currency, except for transactions incidental to the settlement of purchases or sales of securities for the Fund and derivatives transactions in foreign currency to the extent permitted in the Prospectus;

(b) make an investment in order to exercise control or management over a company;

(c) make short sales, unless the Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Fund is in a short position;

(d) issue senior securities or trade in commodities or commodity contracts, other than options or futures contracts (including options on futures contracts) with respect to securities or securities indices;

(e) write uncovered options;

(f) purchase real estate or mortgages, provided that the Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

(g) invest in securities of registered investment companies;

(h) invest in oil, gas or mineral leases;

(i) purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions;

(j) make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) making loans of portfolio securities; or

(k) underwrite the securities of any issuer.

The Trustee intends to operate the Fund as a “qualifying entity” pursuant to Regulation 4.5 of the Commodity Exchange Act.

3. Restrictions on Withdrawal and Transfer. Subject to the Declaration of Trust or as otherwise disclosed in the Prospectus or any supplement thereto, there are no current restrictions on withdrawal or transfer. Effective on or about May 1, 2011, direct transfers from the Fund to a Self-Managed Brokerage Account no longer will be permitted. There will continue to be no restrictions on transfers from the Fund to other funds available under the Collective Trust, but the amount transferred from the Fund to any other such Fund will not be able to be transferred from such Fund to a Self-Managed Brokerage Account until 90 days have passed since the date of such transfer. To the extent that an amount transferred from the Fund to another fund available under the Collective Trust is again transferred or successively transferred to one or more funds available under the Collective Trust, such amount will not be able to be transferred to a Self-Managed Brokerage Account until 90 days have passed since the date of the initial transfer from the Fund. Subject to the foregoing, a Participating Trust may request withdrawal of any number of Units from the Fund on any Business Day; provided, however, that the Trustee may limit or suspend certain or all withdrawal and transfer rights when the amount of liquid assets held by the Fund is insufficient in the judgment of the Trustee to satisfy all required withdrawal and transfer requests.

4. Fees. For services rendered by the Trustee to or on behalf of the Fund, The Northern Trust Company will be entitled to receive compensation in the amounts and at the times set forth in Schedule A attached hereto.

5. Investment Advisors. The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the assets of the Fund. Any such Investment Advisors shall be designated from time to time in Schedule B attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisors will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisors.

6. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

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IN WITNESS WHEREOF, NORTHERN TRUST INVESTMENTS, N.A. has caused its name to be signed to this Tenth Amended and Restated Fund Declaration for the Stable Asset Return Fund by its proper officer as of December     , 2010.

NORTHERN TRUST INVESTMENTS, N.A.

By:	/s/ Thomas R. Benzmiller
Name: Thomas R. Benzmiller
Title: Senior Vice President

STABLE ASSET RETURN FUND

TENTH AMENDED AND RESTATED FUND DECLARATION

SCHEDULE A

Effective as of July 1, 2010, for services rendered by the Trustee to or on behalf of the Fund, The Northern Trust Company (“Northern Trust”) shall be entitled to receive, with respect to the assets of the Funds (including for this purpose the Balanced Fund prior to its termination), a Trust, Management and Administration fee, charged at the annual rates as set forth below, which will accrue on a daily basis and will be paid monthly from the respective assets of the Funds, provided that such fee shall be reduced by the amount of any fee received by Northern Trust (which for these purposes shall not exceed the amount set forth below), other than the fees expressly provided for in the Fund Declaration of such Fund, including but not limited to those set forth in this Schedule A, on account of the investment of any assets of such Fund in any collective investment fund maintained by Northern Trust or its affiliates:

Aggregate Value of Assets of the Funds (excluding for this purpose assets of a Fund attributable to direct holdings of Units in another Fund and excluding the Retirement Date Funds)	Rate

First $1.0 billion	.115%
Next $2 billion	.080%
Over $3 billion	.065%

STABLE ASSET RETURN FUND

TENTH AMENDED AND RESTATED FUND DECLARATION

SCHEDULE B

The Trustee has retained Galliard Capital Management, Inc. (“Galliard”) to act as Investment Advisor with respect to the management of the assets of the Fund.

Galliard also makes recommendations regarding the retention of Investment Advisors for the portion of the Fund that it does not directly manage. Based on such recommendations, the Trustee has retained the following additional Investment Advisors:

•	Jennison Associates LLC; and

•	Pacific Investment Management Company, LLC.